Exhibit 10.38
Approved by the Board of Directors 2/1/08
NCB EXECUTIVE MANAGEMENT
SHORT TERM INCENTIVE PLAN for 2008
1. Grow Core Profitability
A.	Meet pretax net income budget.

B.	No award is earned under this plan if pretax net income is below budget.
2. Risk Management
A.	No award is earned under this plan if non-performing assets exceed 1.5% of total consolidated assets at year end.
3. Mission Banking
A.	No award is earned under this plan unless “Best Efforts” evaluation is achieved.
Awards

	Incentive Award as a Percentage
	Of Year End 2008 Base Salary
Pretax Net Income		Executive Council	CEO
Budget	Up to	20%	25%
$23 Million	Up to	35%	45%
          The award for the CEO and Executive Council will be adjusted upward proportionately for pretax net income between budget and the target of $23 million.
          In addition, an “Add-on” award may be earned by exceeding the pretax net income target of $23 million. The maximum additional award is 5% of salary for the CEO and 7.5% of salary for the Executive Council. For each 1% that pretax net income exceeds the $23 million target, 1% of salary is added to the award earned, up to a maximum total award of 50% of salary for the CEO and 42.5% of salary for the Executive Council.
          The CEO determines incentive awards for each Executive Council participant based upon the results of this plan and the achievement of individual performance objectives. The Compensation Committee determines the award for the CEO.
          Any awards under the Short Term Incentive Plan shall be paid on February 15, 2009 and only to participants who are employed by NCB on February 15, 2009.
          PARTICIPANTS
          Snyder, Brookner, Connealy, Fannon, Hackman, Harris, Hiltz, Luzik, and Reed